United States
Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2006

Clarus Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-24277	58-1972600
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Landmark Square, 22nd Floor, Stamford Connecticut    06901
(Address of principal executive offices)       (Zip Code)

Registrant's telephone number, including area code: (203) 428-2000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 11, 2006, the registrant entered into a Resignation and Severance Agreement and General Release (the "Agreement") with its Chief Administrative Officer, Mr. Nigel P. Ekern, which provides that the Mr. Ekern's employment with the Company is terminated effective as of December 31, 2006, and he shall receive a severance payment of $250,000, to be paid over a period of one year. Additionally, all unvested options shall fully vest on December 15, 2006 (the "Option Vesting Date"), all options shall terminate at the earlier of (i) the termination date set forth in the option agreements or (ii) December 31, 2007, and all restrictions on transfer of shares acquirable upon exercise of options shall terminate as of the Option Vesting Date. Also under the terms of the Agreement, all restricted stock awards and shares of restricted stock which are not presently vested shall vest in full as of January 1, 2007 (the "RSA Vesting Date"), and all restrictions on the transfer of shares of restricted stock shall expire on the RSA Vesting Date. The Agreement further provides that Mr. Ekern has agreed to customary confidentiality, non-disparagement, assignment-of-inventions, and non-competition provisions, and has given the Company a general release. All provisions of Mr. Ekern's prior employment agreement with the Company, dated as of December 6, 2002, as amended by the agreement between Mr. Ekern and the Company dated May 1, 2006, have been terminated.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Under the terms of the Agreement (described in Item 1.01 above), Mr. Nigel P. Ekern will continue as the Company's Chief Administrative Officer until December 31, 2006, and resign as Chief Administrative Officer of the Company effective as of the close of business on December 31, 2006.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Resignation and Severance Agreement and General Release, dated December 11, 2006, between the registrant and Nigel P. Ekern.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Clarus Corporation

Dated: December 11, 2006	By:	/s/ Warren B. Kanders
Warren B. Kanders, Chairman of the Board

Exhibit Index

10.1	Resignation and Severance Agreement and General Release, dated December 11, 2006, between the registrant and Nigel P. Ekern.